FOR FURTHER INFORMATION CONTACT: Mary Jensen Vice President, Investor Relations (480) 315-6604 Investorrelations@spiritrealty.com Press Release Spirit Realty Capital, Inc. Declares Cash Dividend for the Third Quarter 2014 SCOTTSDALE, Ariz.,– September 16, 2014 – Spirit Realty Capital, Inc. (NYSE:SRC), a real estate investment trust that invests in single-tenant, operationally essential real estate, announced today that the Company’s Board of Directors has declared a $0.16625 per share cash dividend on its common stock for the third quarter of 2014. The dividend equates to an annualized rate of $0.665 per share and will be paid on October 15, 2014 to stockholders of record on September 30, 2014. About Spirit Realty Capital Spirit Realty Capital was formed in 2003 to invest in single-tenant operationally essential real estate, which refers to generally free-standing, commercial real estate facilities where tenants conduct retail, service or distribution activities that are essential to the generation of their sales and profits. Spirit Realty Capital completed its initial public offering in September 2012 and trades under the symbol “SRC” on the New York Stock Exchange. Spirit Realty Capital has an estimated enterprise value of $8.3 billion comprising a diverse portfolio of 2,369 properties across 49 states as of June 30, 2014. More information about Spirit Realty Capital can be found at www.spiritrealty.com. # # #

Forward-Looking and Cautionary Statements Statements contained in this press release that are not strictly historical are forward- looking statements, which should be regarded solely as reflections of Spirit Realty Capital’s current operating plans and estimates. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, our continued ability to source new investments, risks associated with using debt to fund Spirit Realty Capital’s business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads, changes in the real estate markets), unknown liabilities acquired in connection with acquired properties, portfolios of properties, or interests in real-estate related entities, general risks affecting the real estate industry (including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from our expectations, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate), risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended and additional risks discussed in Spirit Realty Capital’s filings with the Securities and Exchange Commission from time to time, including its Annual Report on Form 10-K for the year ended December 31, 2013 and in the prospectus supplements relating to its recently completed registered securities offerings, which can be found at www.spiritrealty.com. Spirit Realty Capital expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.